Exhibit 10.1

June 8, 2007

CONFIDENTIAL LETTER OF INTENT

The purpose of this Letter of Intent (“Letter”) is to set forth certain non-binding understandings and certain binding commitments between Huaqin Zhou, Xiaojin Wang, and Huakang Zhou (“Acquirers”) individuals with an address at 18 Kimberly Court East Hanover, NJ 07936 and Harold A. Yount, Jr., Brenda P. Yount, Loev Corporate Filings, Inc. and David M. Loev, (hereinafter collectively "Sellers"), individuals with addresses as to Yount’s at 205 East Roosevelt, Boerne, Texas 78000, as to Loev Corporate Filings, Inc. 4712 Bellview St., Bellaire, TX 77401, and as to David M. Loev 6300 West Loop South, S. 280 Houston, TX 77401, respectively. Harold A. Yount, Jr., Brenda P. Yount, Loev Corporate Filings, Inc. and David M. Loev shall be hereinafter collectively referred to as the "Parties" or individually as the "Party".

The terms of the acquisition will be more particularly set forth in a purchase agreement and one or more definitive agreements (collectively “Definitive Agreements”) to be mutually agreed upon by the parties. This Letter outlines the proposed transaction based on each party’s present understanding of the current condition of the assets and business operations of Fleurs De Vie, Inc. (“FDVE”). In particular, Acquirers understands that Sellers collectively own 1,650,000 restricted. shares of capital stock referred to herein. 105,000 free shares are owned by Cynthia Davis, Gwen Carden, Lisa Rhoades and BFP Texas, Ltd. and such free trading shares will be transferred to Huaqin Zhou pursuant to a separate purchase agreement. Transfer of free trading shares will be a condition precedent to the closing under the Definitive Agreement. Acquirers and Sellers collectively agree that immediately after the closing, FDVE will acquire assets and liabilities of Harbin D&C Electronic Sci-Tech Joint Stock Co., Ltd., a Chinese Company (“Harbin”). The acquisition will be accomplished by issuing 30,000,000 of FDVE shares of common stock to owners of Harbin.

The following numbered paragraphs 1 - 4 of Part One constitute a general outline of the proposed transaction, the purchase price, key ancillary agreements and important conditions. The provisions shall be included in the Definitive Agreements, but in all instances shall be subject to and contingent upon the parties reaching agreement on the Definitive Agreements and the terms and conditions set forth in the Definitive Agreements. The parties’ expressly state their intention that this Letter as a whole, and paragraphs 1 - 4 of Part One in particular, do not and shall not constitute a legal and binding obligation, contract or agreement between any of the parties, are not intended to be an extensive summary of all of the terms and conditions of the proposed acquisition or the Definitive Agreements, and are subject to the approval of the Acquirers. The parties do, however, expressly intend that paragraphs 5 - 10 of Part Two of this Letter, upon acceptance by Sellers, FDVE and Acquirers, shall constitute the parties’ agreements with respect to the procedures for negotiation and preparation of the Definitive Agreements.

PART ONE: NONBINDING STATEMENT OF UNDERSTANDING

ACQUISITION OF THE STOCK. Subject to (1) the satisfactory results of a due diligence inspection by Acquirers (as provided in paragraph 5) and the making of any agreed upon adjustments to the acquisition price reflecting the assets, liabilities (both known and contingent), finances and business operations of FDVE, and (2) also subject to the conditions, agreements and undertakings referred to below in this Letter, Acquirers will purchase 1,650,000 shares of the issued and outstanding capital stock of FDVE from Sellers and 105,000 shares from the owners of free trading shares. Acquirers will purchase the capital stock from Sellers and owners of free trading shares for a total purchase price of $600,000.00 (“Purchase Price”), subject to the provisions of this Letter. $600,000.00 of the Purchase Price will be paid in cash on the date of acquisition (“closing”). The Purchase Price includes commission to finders. Sellers will enter into Commission Agreement with Anna Krimshtein and pay the commission to Anna Krimshtein out of the Purchase Price. Anna Krimshtein will be responsible for paying all of the finders involved in this transaction. After closing, 210,000 shares of FDVE will be issued to Sellers. Such shares will have piggy back registration rights and FDVE will provide a Put option for the holders of 210,000 shares at $1.00 per share. Put option can be exercised for a period of sixty (60) days and such exercise period will begin one year from the closing. Acquirers agree not to effectuate reverse stock split of FDVE shares for 12 months after closing.

The 105,000 free trading shares will vest to Huaqin Zhou when this transaction is closed. 1,650,000 shares are restricted shares, which will have proper endorsement with medallion signature notarized, and will be transferred to an independent third party and such third party will hold the shares for 90 days and will subsequently transfer the shares to the Acquirers. 670,530 restricted shares will vest to Xiaojin Wang, and 979,470 restricted shares will vest to Huakang Zhou.

1.	CONSULTING AGREEMENT; NON-COMPETE. At closing, Sellers will NOT be required to enter into consulting agreements nor be subject to a Non-Compete clause.

2.
PREPARATION OF DEFINITIVE AGREEMENTS. The parties will negotiate the terms and begin preparation of the Definitive Agreements that will govern the Acquirers’ proposed acquisition of the capital stock. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain customary representations, warranties, covenants, indemnities and other agreements of the parties, including but not limited to: (1) representations and warranties related to each party’s power and authority to enter into the Definitive Agreements and perform its obligations thereunder; (2) representation and warranty by Sellers that the accounts receivable plus cash, less accounts payable, of FDVE will be equal to or greater than $0.00 on the day prior to closing; (3) ownership and title to the 1,755,000 shares of the capital stock of FDVE (and that such interest will be conveyed free and clear of all encumbrances); (4) various representations and warranties concerning FDVE and Acquirers such as due organization, good standing, the absence of violation of other agreements and laws, the accuracy of financial information being relied upon, and other matters customary for transactions of this sort; (5) indemnities from Sellers in favor of Acquirers against all claims and liabilities with respect to breach of such representations and warranties concerning their ownership interest in the capital stock of FDVE in favor of Acquirers against all claims and liabilities with respect to breach of such representations and warranties; (6) indemnities from Sellers in favor of Acquirers for environmental liability, as appropriate, caused prior to the date of closing and an indemnity from Acquirers in favor of Sellers for environmental liability caused after the date of closing; and (7) indemnities from Acquirers in favor of Sellers against all claims and liabilities with respect to breach of Acquirers’ representations and warranties

The Definitive Agreements are expected to include, without limitation: (1) a purchase and sale agreement to govern Acquirers’ acquisition of the 1,650,000 shares of capital stock; (2) a consent by Acquirers, acknowledged by its assigns, if any, that the Company’s remaining shares, in their entirety will not be diluted for a period of 1 (one) year after the completion of a business combination, and (3) any other agreements necessary or desirable in connection with any of the foregoing arrangements or any transaction contemplated herein.

3.
CONDITIONS PRECEDENT TO THE CLOSING OF PROPOSED ACQUISITION. The Definitive Agreements shall include customary conditions precedent generally applicable to an acquisition of the nature and size of the transactions contemplated by this Letter, each of which must be satisfied prior to the consummation of the transactions contemplated thereby. In general, the closing of the proposed acquisition and the obligations of each party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:

a.
Satisfactory Results of Due Diligence. The satisfactory completion of due diligence investigation and acquisition audit by Acquirers (as provided in paragraph 5) showing that the assets of FDVE and any actual or contingent liabilities against those assets, and the prospective business operations by Acquirers of FDVE’s business are substantially the same as currently understood by Acquirers as of the date of this Letter (determined without regard to any documents which FDVE or any party may have previously delivered to Acquirers).

b.
Compliance. Satisfactory determination that the acquisition and prospective business operations by Acquirers of FDVE’s business will comply with all applicable laws and regulations, including antitrust and competition laws.

c.
Consents and Approvals. The approval and consent of the Definitive Agreements by the respective Boards of FDVE and Acquirers and the receipt of the consents and approvals from all governmental entities, utility providers, railways, material vendors, lenders, landlords, customers, and other parties which are necessary or appropriate to the acquisition of 1,755,000 shares of the capital stock and for the prospective business operation by Acquirers, and the receipt of all necessary governmental approvals including the expiration or termination of all required waiting periods.

d.
Absence of Material Litigation or Adverse Change. There must be no pending or threatened material claims or litigation involving FDVE, and no material adverse change in the business prospects of Acquirers operating FDVE’s business.

e.	Delivery of Legal Opinions. Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

f.	Acknowledgement and Understanding of Fees. Acquirers and Sellers agree and acknowledge that the Sellers will not be liable for any fees related to this transaction other than to Anna Krimshtein.

g.	Sale of free trading shares. The transfer of 105,000 free trading shares from Cynthia Davis, Gwen Carden, Lisa Rhoades and BFP Texas, Ltd. to Huaqin Zhou is a condition to closing.

h.	Closing. Closing, as contemplated in the LOI, shall occur as soon as the Acquirers’ audit is completed, but no later than June 30, 2007, unless otherwise agreed by the parties hereto.

PART TWO: AGREEMENTS OF THE PARTIES REGARDING THE PROCEDURES FOR NEGOTIATION AND PREPARATION OF THE DEFINITIVE AGREEMENTS.
In consideration of the costs to be borne by each party in pursuing the acquisition and sale contemplated by this Letter and in consideration of the mutual undertakings by the parties as to the matters described in this Letter, upon execution of counterparts of this Letter by each party, the following paragraphs 5 through 10 will constitute legally binding and enforceable agreements of the parties regarding the procedures for the negotiation and preparation of the Definitive Agreements.

5.
DUE DILIGENCE. From the date of acceptance by the parties of the terms of this Letter, until the negotiations are terminated as provided in paragraph 9 of this Letter, FDVE will give Acquirers and Acquirers’ management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of FDVE as it relates to FDVE’s business and all of FDVE’s assets and liabilities (actual or contingent), including, without limitation, inspecting FDVE’s property and conducting additional environmental inspections of property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of FDVE’s business. FDVE further agrees to provide Acquirers with such additional information as may be reasonably requested pertaining to FDVE’s business and assets to the extent reasonably necessary to complete the Definitive Agreements.

6.
CONFIDENTIALITY. By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed acquisition of the capital stock, except to the extent Acquirers must disclose information to lenders and equity partners to obtain necessary debt and equity financing. If this proposal is terminated as provided in paragraph 9, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other party. Acquirers agree to keep all material and information provided to it, under paragraph five above, confidential and to promptly return the same to FDVE upon termination of this Letter. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 5 - 10.

7.
PUBLIC DISCLOSURE. No party will make any public disclosure or issue any press releases pertaining to the existence of this Letter or to the proposed acquisition and sale between the parties without having first obtained the consent of the other parties, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Letter. Both Acquirer and Sellers agree that a public disclosure by news releases and/or 8K should be filed with the SEC after the Definitive Purchase Agreement is signed, and the deposit mentioned below in paragraph 10 is non refundable. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 5-10.

8.
DISCLAIMER OF LIABILITIES. Except for breach of any confidentiality provisions hereof, no party to this Letter shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated as provided in paragraph 9. Except to the extent otherwise provided in any Definitive Agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Letter, whether or not any of the transactions contemplated in this Letter are consummated.

9.
TERMINATION. Except for the provisions set forth in paragraphs 5 - 10 of Part Two, each party hereby reaffirms its intention that this Letter as a whole, and paragraphs 1 - 4 in particular, are not intended to constitute, and shall not constitute, a legal and binding obligation, contract or agreement between any of the parties, and are not intended to be relied upon by any party as constituting such. Accordingly, the parties agree that any party to this Letter may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing party’s sole discretion by notifying the other party of the withdrawal in writing. If any party withdraws from dealing or negotiation prior to June 15, 2007, or fails to negotiate in good faith, or if each party hereto has not entered into the Definitive Purchase Agreement by June 15, 2007, then any obligation to negotiate and prepare the Definitive Agreements or otherwise deal with any other party to this Letter, and the agreements of the parties set forth in paragraphs 5 - 10 shall immediately terminate. It is agreed, however, that the terms of any Purchase Agreement or other Definitive Agreements entered into by the parties’ controls over the right to withdraw from dealing or negotiations in this paragraph.

10.
ACQUIRERS EXCLUSIVE OPPORTUNITY; DEPOSIT. Sellers agree that neither they nor any of their affiliates will pursue, solicit or discuss any opportunities for any party other than Acquirers to acquire or otherwise control the capital stock of FDVE until this Letter is terminated by Acquirers or mutually by Acquirers and Sellers or any of the events in paragraph 9 do not occur by the dates stated and Sellers notify Acquirers in writing that they are pursuing other buyers for the capital stock. In consideration for this exclusive opportunity, Acquirers will pay to H. Alexander Yount, Jr. a $50,000.00 deposit upon the execution by them of this Letter, such deposit to be held in escrow by Buyer’s counsel, Anna Krimshtein, as Attorney. The deposit will become non-refundable after June 15, 2007 and will be credited towards the purchase price of $600,000 at Closing. However, in the event the transaction contemplated in this Letter shall fail to be completed due to the actions of the Sellers or if the owners of free trading shares fail to transfer their shares prior to or simultaneously with closing, the deposit shall be returned to the Acquirers within 5 business days. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute one and the same document. Upon acceptance of the binding provisions of this Letter (those provisions set forth in paragraphs 5 - 10) by each party, the parties will negotiate in good faith to prepare and enter into Definitive Agreements to govern the proposed acquisition and sale, subject to the termination provisions set forth in paragraph 9.

11.	NOTICES. Addresses for notices due under this agreement:

If to Sellers:

Fleurs de Vie, Inc.
Attention: Harold A. Yount, Jr.
206 East Roosevelt Ave.
Boerne, TX
Phone: (830) 249-1679
Telecopy: (830) 249-1260
Email: Fleurs@gvtc.com

with copies to:

David M. Loev
6300 West Loop South
Suite 280
Bellaire, TX 77401
Phone: (713) 524-4110
Telecopy: (713) 524-4122
Email: dloev@loevlaw.com

If to Acquirers:

Huakang Zhou
18 Kimberly Court
East Hanover, NJ 07936
Phone: (973) 462-8777
Telecopy: (973) 966-8870
Email: dzhou@warnercorp.com

with copies to:

Anna Krimshtein
1000 Lincoln Road, Suite 208
Miami Beach, FL 33139
Phone: (305) 673-0350
Telecopy: (305) 673-0260
Email: anna@wandklaw.com

ACQUIRERS:

/s/ Huaqin Zhou
HUAQIN ZHOU

/s/ Xiaojin Wang
XIAOJIN WANG

/s/ Huakang Zhou
HUAKANG ZHOU

SELLERS:

/s/ Harold A. Yount, Jr.
HAROLD A. YOUNT, JR.

/s/ Brenda P. Yount
BRENDA P. YOUNT

/s/ David M. Loev
DAVID M. LOEV

LOEV CORPORATE FILINGS, INC.

/s/ Hannah Loev
By: HANNAH LOEV
Title: President